Exhibit 99.1
Dana Holding Corporation Appoints
Johnson Controls President & COO Keith Wandell to Board of Directors
TOLEDO, Ohio – July 23, 2008 – Keith E. Wandell, president and chief operating officer of Johnson Controls, Inc. (NYSE: JCI) has been appointed to the Dana Holding Corporation (NYSE: DAN) Board of Directors, Executive Chairman John Devine announced today.
“Over the past two decades, Keith has been instrumental in the exceptional growth and success at Johnson Controls,” Devine said. “We welcome the operational experience and leadership perspective he will bring to Dana’s Board of Directors.”
Wandell, 58, joined Johnson Controls, a global, diversified, multi-industrial company, in 1988. He began his Johnson Controls career as plant manager of the company’s Toledo, Ohio, battery division facility. Wandell subsequently advanced through a number of increasingly significant positions within the division, including director of materials and distribution, vice president of operations, and general manager of the battery and automotive divisions. From 1997 to 2003, he served as president of the battery division. In 2003, Wandell was named executive vice president of the automotive business. In 2006, he was promoted to his current role of president and chief operating officer, with responsibility for the company’s three businesses: Automotive Experience, Building Efficiency, and Power Solutions.
Wandell earned a Bachelor of Science degree in business administration from Ohio University, and a Master’s degree in business administration from the University of Dayton. He is past vice chairman of the Michigan Minority Business Development Council and is a director for several Johnson Controls joint ventures.
Wandell will serve on the Nominating and Corporate Governance Committee of the Dana Board.
About Dana Holding Corporation
Dana is a world leader in the supply of axles; driveshafts; and structural, sealing, and thermal-management products; as well as genuine service parts. The company’s customer base includes virtually every major vehicle manufacturer in the global automotive, commercial vehicle, and off-highway markets, which collectively produce nearly 70 million vehicles annually. Based in Toledo, Ohio, the company’s operations employ approximately 35,000 people in 26 countries and reported 2007 sales of $8.7 billion. For more information, please visit: http://www.dana.com/.
Media Contact:      Chuck Hartlage (419) 535-4728